Exhibit 99.1

eBay Inc. Reports Third Quarter 2018 Results

•	Revenue of $2.6 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.73 and $0.56, respectively, on a continuing operations basis

•	Repurchased approximately $1.0 billion of common stock

San Jose, California, October 30, 2018 - eBay Inc. (NASDAQ: EBAY), a global commerce leader, delivered revenue for the quarter ended September 30, 2018 of $2.6 billion, increasing 6% on an as-reported basis and 6% on a foreign exchange (FX) neutral basis, primarily driven by gross merchandise volume (GMV) of $22.7 billion, up 5% on both an as-reported and FX-Neutral basis.

During the quarter, eBay delivered GAAP net income from continuing operations of $720 million, or $0.73 per diluted share and Non-GAAP net income from continuing operations of $554 million, or $0.56 per diluted share. The company generated $560 million of operating cash flow and $381 million of free cash flow from continuing operations while also repurchasing approximately $1.0 billion of its common stock in the quarter.

“This quarter we continued to make foundational investments to improve the long-term competitiveness of our marketplace while setting the stage for significant growth opportunities,” said Devin Wenig, President and CEO of eBay Inc. “We will continue to innovate the customer experience while executing our growth initiatives in Payments and Advertising to position eBay for future success.”

In the third quarter, eBay grew active buyers by 4% across its platforms, for a total of 177 million global active buyers. Underlying total eBay Inc. performance, the Marketplace platforms delivered $2.1 billion of revenue and $21.5 billion of GMV. Marketplace revenue growth was 6% on an as-reported basis and 5% on an FX-Neutral basis, and GMV was up 5% on both an as-reported and FX-Neutral basis. StubHub drove revenue of $291 million, up 7% on both an as-reported and FX-Neutral basis, and GMV of $1.2 billion, up 7% on both an as-reported and FX-Neutral basis. Classifieds platforms delivered revenue of $254 million, up 8% on an as-reported basis and 11% on an FX-Neutral basis.

eBay rolled out a number of new or expanded programs for its customers during the quarter. For sellers, eBay and Square Capital announced a partnership that enables eBay’s sellers in the US to access up to $100,000 in funding in as little as one business day to help them grow their businesses. For buyers, eBay continued to scale guaranteed delivery and launched the service in Australia. For its developer community, eBay introduced new application programming interfaces that allow developers to now incorporate eBay features such as Image Search, machine translation and marketplace feeds into their own platforms.

The company remains focused on its growth opportunities in Payments and Advertising. According to the timeline it committed to at the beginning of the year, eBay began rolling out its new payments experience in the US last month and has intermediated $38 million of GMV thus far. The company also began accepting Apple Pay - an easy, secure and private way to pay - as one of the first forms of payment in this new experience, with approximately 12% of iOS transactions made with Apple Pay to date. In Advertising, eBay expanded Promoted Listings placements during the quarter and now has over 400 thousand sellers promoting over 160 million listings.

In the third quarter, eBay completed the sale of its equity investment in Flipkart, representing net proceeds of nearly $1.0 billion, and ended its strategic relationship with the company. eBay also recently announced its intent to acquire Motors.co.uk, a leading UK-based classifieds site. Combining the inventory, customer relationships and traffic available on Gumtree UK, eBay Motors UK and Motors.co.uk is expected to help UK car dealers increase their leads and bring buyers more choice and value.

Third Quarter Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2018	2017	Change
eBay Inc.
Net revenues	$2,649	$2,498	$151	6%
GAAP - Continuing Operations
Income from continuing operations	$720	$520	$200	38%
Earnings per diluted share from continuing operations	$0.73	$0.48	$0.25	52%
Non-GAAP - Continuing Operations
Net income	$554	$511	$43	8%
Earnings per diluted share	$0.56	$0.47	$0.09	19%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 21.0% for the third quarter of 2018, compared to 23.0% for the same period last year. Non-GAAP operating margin decreased to 26.4% in the third quarter of 2018, compared to 28.4% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the third quarter of 2018 was 24.1%, compared to 25.0% for the third quarter of 2017. The non-GAAP effective tax rate for continuing operations for the third quarter of 2018 was 15.4%, compared to 22.8% for the third quarter of 2017.

•	Cash flow — The company generated $560 million of operating cash flow from continuing operations and $381 million of free cash flow from continuing operations during the third quarter of 2018.

•
Stock repurchase program — The company repurchased approximately $1.0 billion of its common stock, or 29 million shares, in the third quarter of 2018. The company's total repurchase authorization remaining as of September 30, 2018 was $4.7 billion.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $9.0 billion as of September 30, 2018.

Business Outlook

•
Fourth quarter 2018 — The company expects net revenue between $2.85 billion and $2.89 billion, representing Organic FX-Neutral growth of 4% - 5%, with GAAP earnings per diluted share from continuing operations in the range of $0.87 - $0.92 and non-GAAP earnings per diluted share from continuing operations in the range of $0.67 - $0.69.

•
Full year 2018 — The company now expects net revenue between $10.72 billion and $10.76 billion, representing Organic FX-Neutral growth of approximately 6%, with GAAP earnings per diluted share from continuing operations in the range of $2.62 - $2.67 and non-GAAP earnings per diluted share from continuing operations in the range of $2.29 - $2.31.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2018 results at 3:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity through Connected Commerce. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2017, eBay enabled $88 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

New Accounting Standard
Prior period information has been recast to reflect Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, which eBay adopted on January 1, 2018.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the fourth quarter and full year 2018 and the future growth in its business. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation or management of operating cash; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of October 30, 2018. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Selim Freiha	ir@ebay.com
Media Relations Contact:	Julianne Whitelaw	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2018	December 31, 2017
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$2,086	$2,120
Short-term investments	2,752	3,743
Accounts receivable, net	761	696
Other current assets	1,364	1,185
Total current assets	6,963	7,744
Long-term investments	4,276	6,331
Property and equipment, net	1,580	1,597
Goodwill	5,170	4,773
Intangible assets, net	106	69
Deferred tax assets	4,992	5,199
Other assets	565	273
Total assets	$23,652	$25,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,546	$781
Accounts payable	225	330
Accrued expenses and other current liabilities	1,989	2,134
Deferred revenue	163	137
Income taxes payable	83	177
Total current liabilities	4,006	3,559
Deferred tax liabilities	3,316	3,424
Long-term debt	7,661	9,234
Other liabilities	1,740	1,720
Total liabilities	16,723	17,937

Total stockholders' equity	6,929	8,049
Total liabilities and stockholders' equity	$23,652	$25,986

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Net revenues	$2,649	$2,498	$7,869	$7,220
Cost of net revenues (1)	608	557	1,764	1,631
Gross profit	2,041	1,941	6,105	5,589
Operating expenses:
Sales and marketing (1)	852	719	2,446	2,094
Product development (1)	307	316	993	907
General and administrative (1)	248	254	886	766
Provision for transaction losses	65	68	203	193
Amortization of acquired intangible assets	13	10	36	28
Total operating expenses	1,485	1,367	4,564	3,988
Income from operations	556	574	1,541	1,601
Interest and other, net	392	120	661	113
Income from continuing operations before income taxes	948	694	2,202	1,714
Income tax provision	(228)	(174)	(437)	(130)
Income from continuing operations	$720	$520	$1,765	$1,584
Income from discontinued operations, net of income taxes	1	—	5	—
Net income	$721	$520	$1,770	$1,584

Income per share - basic:
Continuing operations	$0.74	$0.49	$1.78	$1.48
Discontinued operations	—	—	—	—
Net income per share - basic	$0.74	$0.49	$1.78	$1.48

Income per share - diluted:
Continuing operations	$0.73	$0.48	$1.76	$1.45
Discontinued operations	—	—	—	—
Net income per share - diluted	$0.73	$0.48	$1.76	$1.45

Weighted average shares:
Basic	974	1,062	992	1,074
Diluted	983	1,078	1,005	1,091

(1) Includes stock-based compensation as follows:
Cost of net revenues	$14	$14	$43	$40
Sales and marketing	26	19	82	68
Product development	45	45	148	131
General and administrative	40	40	123	117
	$125	$118	$396	$356

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions)
Cash flows from operating activities:
Net income	$721	$520	$1,770	$1,584
Income from discontinued operations, net of income taxes	(1)	—	(5)	—
Adjustments:
Provision for transaction losses	65	68	203	193
Depreciation and amortization	175	173	524	504
Stock-based compensation	125	118	396	356
(Gain) Loss on investments, net	(312)	7	(572)	(21)
Gain on sale of business	—	(167)	—	(167)
Deferred income taxes	98	83	81	(39)
Change in fair value of warrant	(126)	—	(232)	—
Changes in assets and liabilities, and other, net of acquisition effects	(185)	75	(738)	(252)
Net cash provided by continuing operating activities	560	877	1,427	2,158
Net cash used in discontinued operating activities	(2)	—	(2)	—
Net cash provided by operating activities	558	877	1,425	2,158
Cash flows from investing activities:
Purchases of property and equipment	(179)	(157)	(521)	(474)
Purchases of investments	(5,812)	(3,673)	(16,177)	(11,276)
Maturities and sales of investments	5,876	4,963	18,431	10,778
Equity investment in Flipkart	—	(514)	—	(514)
Proceeds from sale of equity investment in Flipkart	1,029	—	1,029	—
Acquisitions, net of cash acquired	—	(2)	(302)	(22)
Other	12	—	13	1
Net cash provided by (used in) investing activities	926	617	2,473	(1,507)
Cash flows from financing activities:
Proceeds from issuance of common stock	3	12	70	74
Repurchases of common stock	(991)	(907)	(2,991)	(1,824)
Tax withholdings related to net share settlements of restricted stock units and awards	(36)	(40)	(189)	(170)
Proceeds from issuance of long-term debt, net	—	—	—	2,484
Repayment of debt	—	(1,450)	(750)	(1,450)
Other	4	(17)	(27)	(2)
Net cash used in financing activities	(1,020)	(2,402)	(3,887)	(888)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	33	(50)	184
Net increase (decrease) in cash, cash equivalents and restricted cash	465	(875)	(39)	(53)
Cash, cash equivalents and restricted cash at beginning of period	1,636	2,657	2,140	1,835
Cash, cash equivalents and restricted cash at end of period	$2,101	$1,782	$2,101	$1,782

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace	$1,803	$1,837	$1,792	$1,823	$1,698
Current quarter vs prior year quarter	6%	9%	11%	8%	8%
Percent from international	62%	62%	61%	62%	62%
StubHub	286	240	231	306	270
Current quarter vs prior year quarter	6%	5%	12%	12%	4%
Percent from international	7%	10%	8%	6%	4%
Total net transaction revenues	2,089	2,077	2,023	2,129	1,968
Current quarter vs prior year quarter	6%	9%	11%	9%	8%
Percent from international	55%	56%	55%	54%	54%

Marketing services and other revenues:
Marketplace	301	298	310	333	293
Current quarter vs prior year quarter	3%	6%	9%	6%	7%
Percent from international	54%	52%	50%	53%	52%
Classifieds	254	259	246	244	235
Current quarter vs prior year quarter	8%	18%	24%	21%	19%
Percent from international	100%	100%	100%	100%	100%
StubHub, Corporate and other	5	6	1	1	2
Total marketing services and other revenues	560	563	557	578	530
Current quarter vs prior year quarter	6%	10%	14%	11%	12%
Percent from international	75%	74%	72%	73%	73%

Total net revenues	$2,649	$2,640	$2,580	$2,707	$2,498
Current quarter vs prior year quarter	6%	9%	12%	9%	9%

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(In millions, except percentages)
Active Buyers (1)	177	175	171	170	168
Current quarter vs prior year quarter	4%	4%	4%	5%	5%

Gross Merchandise Volume (2)
Marketplace	$21,482	$22,569	$22,547	$22,993	$20,518
Current quarter vs prior year quarter	5%	11%	13%	9%	9%
StubHub	$1,237	$1,060	$1,044	$1,432	$1,162
Current quarter vs prior year quarter	7%	5%	14%	16%	2%
Total GMV	$22,719	$23,629	$23,591	$24,425	$21,680
Current quarter vs prior year quarter	5%	10%	13%	10%	8%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Starting in the second quarter of 2018, year-over-year growth rate is on a pro-forma basis, which includes Giosis' Japan business active buyers in both current and prior year periods.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
December 31, 2018
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.85 - $2.89	$2.85 - $2.89
Diluted EPS from continuing operations	$0.87 - $0.92	$0.67 - $0.69

Twelve Months Ending
December 31, 2018
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.72 - $10.76	$10.72 - $10.76
Diluted EPS from continuing operations	$2.62 - $2.67	$2.29 - $2.31

(a) Estimated non-GAAP amounts above for the three months ending December 31, 2018 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $12 - $17 million and estimated stock-based compensation expense and associated employer payroll tax expense of approximately $138 - $148 million, as well as the related income tax impact. Estimated non-GAAP amounts above for the three months ending December 31, 2018, reflect adjustments that exclude tax impacts of the company's legal entity realignment, which are not reduced by the effects of the global minimum tax associated with the Tax Cuts and Jobs Act, of approximately $35 - $45 million. Estimated non-GAAP amounts above for the three months ending December 31, 2018 also exclude a $389 million benefit resulting from an adjustment to the deferred income tax effects of the Tax Cut and Jobs Act.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2018 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $60 - $70 million and estimated stock-based compensation expense and associated employer payroll tax expense of approximately $550 - $570 million, as well as the related income tax impact. Estimated non-GAAP amounts above for the twelve months ending December 31, 2018, reflect adjustments that exclude tax impacts of the company's legal entity realignment, which are not reduced by the effects of the global minimum tax associated with the Tax Cuts and Jobs Act, of approximately $160 - $180 million. Estimated non-GAAP amounts above for the twelve months ending December 31, 2018 also exclude a $389 million benefit resulting from an adjustment to the deferred income tax effects of the Tax Cut and Jobs Act.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with a service provider, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with a service provider, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions, except percentages)
GAAP operating income	$556	$574	$1,541	$1,601
Stock-based compensation expense and related employer payroll taxes	127	119	411	367
Amortization of acquired intangible assets within cost of net revenues	3	6	13	19
Amortization of acquired intangible assets within operating expenses	13	10	36	28
Other significant gains, losses or charges	2	—	86	(3)
Total non-GAAP operating income adjustments	145	135	546	411
Non-GAAP operating income	$701	$709	$2,087	$2,012
Non-GAAP operating margin	26.4%	28.4%	26.5%	27.9%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$948	$694	$2,202	$1,714
GAAP benefit (provision) for income taxes	(228)	(174)	(437)	(130)
GAAP net income from continuing operations	$720	$520	$1,765	$1,584
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	145	135	546	411
Gains or losses on investments	(313)	(167)	(559)	(183)
Change in fair market value of warrant	(126)	—	(232)	—
Tax effect of step-up of intangible assets basis	—	—	—	(695)
Foreign exchange effect of step-up of intangible assets basis	—	—	—	376
Tax effect of non-GAAP adjustments	128	23	115	51
Non-GAAP net income from continuing operations	$554	$511	$1,635	$1,544

Diluted net income from continuing operations per share:
GAAP	$0.73	$0.48	$1.76	$1.45
Non-GAAP	$0.56	$0.47	$1.62	$1.42
Shares used in GAAP and non-GAAP diluted net income (loss) per-share calculation	983	1,078	1,005	1,091

GAAP effective tax rate - Continuing operations	24.1%	25.0%	19.9%	7.6%
Tax effect of non-GAAP adjustments to net income from continuing operations	(8.7)%	(2.2)%	(3.4)%	12.9%
Non-GAAP effective tax rate - Continuing operations	15.4%	22.8%	16.5%	20.5%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions)
Net cash provided by continuing operating activities	$560	$877	$1,427	$2,158
Less: Purchases of property and equipment	(179)	(157)	(521)	(474)
Free cash flow from continuing operations	$381	$720	$906	$1,684

*Presented on a continuing operations basis